EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS RECORD MARCH 2002 OPERATIONAL AND IMPROVED FINANCIAL PERFORMANCE

Provides guidance on performance trend needed to reach profitability in second quarter

HOUSTON, April 1, 2002 - Continental Airlines (NYSE: CAL) today reported a record systemwide March load factor of 79.4 percent, 4.1 points above last year's load factor. Continental reported a record domestic March load factor of 77.5 percent and a record international March load factor of 82.8 percent. Easter falling in March this year, in contrast to mid-April in 2001, contributed to the load factor increases over March 2001.

Continental reported an on-time arrival rate of 84.8 percent and a completion factor of 99.9 percent for March 2002.

In March 2002, Continental flew 5.4 billion revenue passenger miles (RPMs) systemwide and 6.7 billion available seat miles (ASMs), resulting in a traffic decrease of 5.4 percent and a capacity decrease of 10.4 percent versus March 2001. Domestic traffic was 3.3 billion RPMs, down 4.9 percent from March 2001, and domestic capacity was 4.2 billion ASMs, down 8.8 percent from March last year.

Lower year-over-year yields, mitigated somewhat by higher load factors, resulted in a decrease in estimated systemwide passenger revenue per available seat mile (RASM) of between 6 and 8 percent for March 2002, as compared to March 2001. For February 2002, RASM declined 11.0 percent as compared to February 2001. Preliminary data indicates that the company achieved profitability for the first time since September 11 during the month of March. The company expects, however, to report a significant loss for the first quarter of 2002.

CONTINENTAL AIRLINES REPORTS MARCH TRAFFIC/PAGE 2

Continental expects to report that it ended the first quarter with a cash balance of approximately $1.2 billion, which includes $147 million of restricted cash related to a pre-funded aircraft financing.

"We are pleased that we achieved profitability in March but we continue to be concerned about higher fuel prices and RASM weakness due to capacity increases by many of our competitors," said Jeff Misner, Sr. Vice President and Chief Financial Officer.

While recent monthly RASM performance trends have improved, those trends will need to continue to improve for Continental to attain profitability in the second quarter of 2002. The estimated year-over-year RASM needed to break even for the second quarter, assuming successful completion of the ExpressJet initial public offering, is a decrease of approximately 1 percent or less on a year-over-year basis for the full quarter, or a year-over-year RASM decrease of 8 percent in April, an increase of 2 percent in May and an increase of 4 percent in June. These estimates are based on an expected increase in CASM of two percent holding fuel rate constant and assuming an average fuel price of 71 cents. Based on current fuel price and revenue trends, the company's ability to achieve profitability in the second quarter will be challenging.

Continental said it expects to receive a federal income tax refund of approximately $39 million in the second quarter. This amount represents certain alternative minimum tax payments previously paid by Continental and due to be refunded under recent legislation.

Continental Express, a wholly owned subsidiary of Continental Airlines, reported a load factor of 63.1 percent for March 2002, 0.6 points above last year's March load factor. Continental Express flew 315.7 million RPMs and 500.2 million ASMs in March 2002, resulting in a traffic increase of 13.7 percent and a capacity increase of 12.6 percent versus March 2001.

CONTINENTAL AIRLINES REPORTS MARCH TRAFFIC/PAGE 3

Please note that the foregoing contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. Actual results could differ materially from those described in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained in the company's form 10K and other securities filings with the Securities and Exchange Commission, such as terrorist attacks and the resulting regulatory developments and costs, our recent operating losses and special charges, our high leverage and significant financing needs, our historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business.

CONTINENTAL AIRLINES REPORTS MARCH TRAFFIC/PAGE 4

PRELIMINARY TRAFFIC RESULTS
MARCH	2002	2001	Change
REVENUE PASSENGER MILES (000)
Domestic	3,283,340	3,452,953	(4.9) Percent

International	2,075,023	2,212,838	(6.2) Percent
Transatlantic	845,368	923,523	(8.5) Percent
Latin America	750,533	720,658	4.1 Percent
Pacific	479,121	568,658	(15.7) Percent

Total Jet	5,358,363	5,665,791	(5.4) Percent

Cont'l. Express	315,703	277,613	13.7 Percent

AVAILABLE SEAT MILES (000)
Domestic	4,238,806	4,648,103	(8.8) Percent

International	2,505,842	2,876,094	(12.9) Percent
Transatlantic	1,002,754	1,160,826	(13.6) Percent
Latin America	941,981	982,487	(4.1) Percent
Pacific	561,107	732,781	(23.4) Percent

Total Jet	6,744,648	7,524,197	(10.4) Percent

Cont'l. Express	500,243	444,446	12.6 Percent

PASSENGER LOAD FACTOR
Domestic	77.5 Percent	74.3 Percent	3.2 Points

International	82.8 Percent	76.9 Percent	5.9 Points
Transatlantic	84.3 Percent	79.6 Percent	4.7 Points
Latin America	79.7 Percent	73.4 Percent	6.3 Points
Pacific	85.4 Percent	77.6 Percent	7.8 Points

Total Jet	79.4 Percent	75.3 Percent	4.1 Points

Cont'l. Express	63.1 Percent	62.5 Percent	0.6 Points

CARGO REVENUE TON MILES (000)
Total	80,115	91,848	(12.8) Percent

CONTINENTAL AIRLINES REPORTS MARCH TRAFFIC /PAGE 5
YEAR-TO-DATE	2002	2001	Change
REVENUE PASSENGER MILES (000)
Domestic	8,593,938	9,330,120	(7.9) Percent

International	5,438,424	5,783,662	(6.0) Percent
Transatlantic	2,117,007	2,331,622	(9.2) Percent
Latin America	2,051,657	2,082,771	(1.5) Percent
Pacific	1,269,760	1,369,269	(7.3) Percent

Total Jet	14,032,362	15,113,782	(7.2) Percent

Cont'l. Express	834,907	733,373	13.8 Percent

AVAILABLE SEAT MILES (000)
Domestic	11,869,354	13,402,083	(11.4) Percent

International	7,087,052	8,056,342	(12.0) Percent
Transatlantic	2,809,827	3,366,764	(16.5) Percent
Latin America	2,657,972	2,864,695	(7.2) Percent
Pacific	1,619,253	1,824,883	(11.3) Percent

Total Jet	18,956,406	21,458,425	(11.7) Percent

Cont'l. Express	1,423,775	1,289,068	10.4 Percent

PASSENGER LOAD FACTOR
Domestic	72.4 Percent	69.6 Percent	2.8 Points

International	76.7 Percent	71.8 Percent	4.9 Points
Transatlantic	75.3 Percent	69.3 Percent	6.0 Points
Latin America	77.2 Percent	72.7 Percent	4.5 Points
Pacific	78.4 Percent	75.0 Percent	3.4 Points

Total Jet	74.0 Percent	70.4 Percent	3.6 Points

Cont'l. Express	58.6 Percent	56.9 Percent	1.7 Points

CARGO REVENUE TON MILES (000)
Total	208,083	252,842	(17.7) Percent

CONTINENTAL AIRLINES REPORTS MARCH TRAFFIC /PAGE 6

PRELIMINARY OPERATIONAL RESULTS
MARCH	2002	2001	Change
On-Time Performance*	84.8%	77.9%	6.9 Points

Completion Factor**	99.9%	98.2%	1.7 Points

YEAR-TO-DATE	2002	2001	Change
On-Time Performance*	85.2%	79.5%	5.7 Points

Completion Factor**	99.9%	98.7%	1.2 Points

PRELIMINARY RASM CHANGE AND FUEL PRICE

March 2002 estimated year-over-year RASM Change			(6-8) Percent

March 2002 estimated average price per gallon of fuel, excluding fuel taxes			62 Cents

* Department of Transportation Arrivals within 14 minutes

** System Mileage Completion Percentage

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